EXHIBIT B

SHAREHOLDERS' AGREEMENT

by and among

BREEDIT CORP.

and

NOVOMIC LTD.

and

SHAREHOLDERS LISTED ON EXHIBIT A

Dated as of February 08, 2016 EXHIBIT B

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS' AGREEMENT (the “Agreement”) is made as of the 8th day of February 2016 by and among BreedIT Corp., a publicly traded Delaware corporation, with principal offices at 26 Ha'Arbaa St., Tel Aviv, Israel ("BRDT" or the “Company“), Novomic Ltd., Israeli company, with principal office at 23 Ha'melacha St., Rosh-Haayin, Israel ("Novomic") and each of the shareholders listed on Exhibit A hereto (the "Shareholders"). Each of the Company, Novomic and the Shareholders shall be referred to individually, as a "Party" and collectively, the "Parties".

W I T N E S S E T H:

WHEREAS, on February 08, 2016, BRDT, Novomic, YMY Industries Ltd. ("YMY"), Microdel Ltd. ("Microdel") (together, YMY and Microdel shall be referred to as the "Novomic Founders") and the Novomic Shareholders (as defined in the Merger Agreement thereto) have executed a merger agreement under which Novomic shall be merged with and into the Company such that all of the issued and outstanding share capital of Novomic owned by the Novomic Shareholders shall be transferred to BRDT in consideration for such number of shares of BRDT common stock, par value $0.0001 (the "BRDT Shares") that shall be issued to Novomic Shareholders upon Closing (the "Merger Agreement"); and

WHEREAS, the Novomic Shareholders, upon the Closing of the Merger Agreement, will be the holders of a majority of the outstanding BRDT Shares and, as a result, shall be in position under the Delaware General Corporation Law (the "DGCL") to elect all of the members of the Company's Board of Directors, among other rights and powers; and

WHEREAS, notwithstanding the foregoing recital, the Parties wish to set forth herein certain agreements relating to the Shareholders’ rights in the Company and obligations as shareholders of the Company on and after the Closing of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

1. Conflict With The Certificate Of Corporation Of The Company
1.1. Conflict of Terms. In the event of any conflict between the terms of this Agreement and those of the Certificate of Incorporation of the Company, as amended (the "Certificate"), then, as between the Parties, the terms of this Agreement shall prevail and the Parties shall jointly and promptly take all such steps necessary under the DGCL, including, but not limited to convening a special shareholders' meeting at which all of the Shareholders, as defined herein, agree to vote all of their BRDT Shares held by the Shareholders at any such meeting or, in the alternative, shall by written consent pursuant to the provisions of Section 228 of Title 8 of the DGCL, agree and consent to implement any amendment to the Certificate, as may be necessary to effect the intention and terms of this Agreement.
1.2. Waiver. Each Shareholder, to the fullest extent permitted by applicable law, hereby waives any rights that it may have under any provision of the Certificate or under applicable law which might be inconsistent with the terms of this Agreement, and to the extent such rights cannot validly be waived, each Shareholder undertakes to exercise such rights only to the extent consistent with this Agreement.

2. Board Of Directors
2.1. Number of Directors. The Parties agree that the Board of Directors of the Company following the Closing (the "Board") shall consist of three (3) directors. The size of the Board may be increased or decreased by an amendment to this Agreement, the Company's Certificate of Incorporation and/or the Company's Bylaws as may then be in effect, in accordance with applicable provisions of the DGCL.
2.2. Rights to Appoint and Dismiss Directors. The Parties agree that the directors shall be appointed/elected to, and will be subject to dismissal from, the Board, in the event that the Board consists of three (3) directors, as follows:
2.2.1. BRDT Representatives (as defined in the Merger Agreement) shall be entitled to appoint and dismiss one (1) director. The identity of any such appointed director by BRDT Representatives (but not any subsequent dismissal) shall be subject to the consent of the Novomic Founders, which shall not be unreasonably withheld.
2.3. Each of the two (2) Novomic Founders shall be entitled to appoint and dismiss one (1) director.
2.4. Chairman of the Board. The Chairman of the Board shall be appointed by the majority of the directors serving on the Board. The Chairman of the Board will participate as a full voting member of the Board.
2.5. Method of Appointment or Removal. Appointment of Board directors shall be made by providing written notice of such appointment to the Company by the BRDT Representatives and the Novomic Founders, as the case may be, in accordance with the provisions of the DGCL. Removal of Board directors shall be made by providing written notice of such removal to the Company. The Company and the Novomic Shareholders shall take all necessary actions in order to affect such appointment or dismissal of the Board directors, including, without limitation, the convening of a general meeting of the Shareholders and the approval of such appointments and dismissals in accordance with and subject to the provisions of the DGCL.
2.6. Reimbursement of Directors. The Company will reimburse all non-employee directors for their reasonable expenses incurred in their services as a director of the Company which are pre-approved by the Chief Executive Officer of the Company or are covered by a policy approved by the Board, including any expenses incurred to attend Board meetings.
2.7. Quorum at Board Meetings. The quorum for convening a Board meeting shall be a majority of the directors then serving.
2.8. Directors’ and Officers’ Indemnification and Insurance. The Company shall enter into an indemnification agreement with each of its officers and directors to the greatest extent permitted by the Israeli Companies Law, 5759-1999 and DGCL and shall obtain directors’ and officers’ insurance with coverage in an amount of not less than $5 million.
2.9. Board of Directors of Subsidiaries and Committees. The above mentioned composition of the Board, methods of appointment and removal, reimbursement of Directors, Quorum and Directors' and Officers' Indemnification and Insurance, as described in Sections 2.1-2.8 (inclusive), shall apply to any board of directors of any subsidiary of the Company and any committee of the Board and/or any committee of any subsidiary of the Company, if applicable.

3. Nomination of CFO
Following the date of this Agreement, Company shall nominate a Chief Financial Officer subject to the recommendation of BRDT Representatives and the consent of the Novomic Founders, which shall not be unreasonably withheld.

4. ESOP
Following the date of this Agreement, Company may establish an employee stock option plan (the "Plan") and reserve such number of common stocks for issuance under such plan up to a maximum of ten (10%) percent of the issued and outstanding capital stock of the Company at the date of this Agreement. All terms of the Plan shall be determined by Company's Board following the date of this Agreement.

5. Use of Proceeds
Company shall use the gross proceeds from the Merger (i.e., BRDT’s cash position at the Closing) for research and development and for the working capital, general corporate purposes and the repayment of the Company's debt as shall be as of January 1st, 2016.
Following the date of this Agreement and until the first anniversary therefrom, Company shall extend a monthly sum of US$8,000 for the benefit of investors' relations and public relations, which sum shall be managed by Company's Board.

6. Repayment of Novomic's Shareholders' Loans
It is agreed by the Parties, that at the date of this Agreement, Novomic shall have certain outstanding shareholders loans, the aggregate sum of which shall not exceed US$150,000 (the "Novomic Shareholders' Loans").
It is further agreed that, following the date of this Agreement, the Novomic Shareholders Loans shall be repaid only from the 'Net Profit' of Novomic, provided that such repayment shall not exceed thirty (30%) percent of Novomic's aforesaid 'Net Profit', from time to time.
For the purpose of this Section 6, "Net Profit" means Net profit as disclose in the annual or quarterly financial statements filed with the SEC and included in the 10K/10Q.

7. Annual Budget
The management of the Company shall furnish the Board, an annual operating plan and budget for the Company (the "Annual Budget"), including detailed monthly financial projections for each forthcoming month, at least sixty (60) days prior to the first day of the month covered by such plan. The management of the Company shall notify and provide the Board with such information or documents as any director shall deem reasonable or shall request in connection with such matters.
The management of the Company shall furnish the Board, an updated Annual Budget, including detailed quarterly financial projections for each forthcoming quarter, (three) 3 times per each fiscal year.

8. Access and Visitation Rights
Each of the Shareholders holding not less than ten (10%) percent (either alone or together with other Shareholders) and/or any of their representatives shall have, at reasonable times and upon reasonable written notice, full access to all books and records of the Company, shall be entitled to review them, at its sole and absolute discretion, shall be entitled to inspect the properties of the Company, discuss its affairs and consult with the management of the Company, all subject to a confidentiality undertaking as set forth in Section 9 below. The above mentioned access and visitation rights of the Shareholders and their representatives shall also apply to any of the Company's subsidiaries.

9. Confidentiality
The Parties agree that any information obtained pursuant to this Agreement shall not be disclosed without the prior written consent of the Company. Notwithstanding the above, (i) in connection with reports to its shareholders, partners and/or members, each Shareholder may, without first obtaining such written consent: (A) make general statements regarding the nature and progress of the Company's business, (B) provide other information reasonably requested by its shareholders, partners and/or members in connection with periodic reports, provided that, (x) such shareholders, partners and/or members shall agree to maintain such information in confidence, and (y) the Shareholders may not annex to such reports the full financial information to be provided hereunder by the Company; (ii) in connection with any requirement(s) or request(s), pursuant to any applicable law, made by any governmental entities whatsoever, the Shareholders may, without first obtaining such written consent, provide such information regarding the Company to any such governmental entities, provided that such Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; and (iii) the Shareholders may disclose such information, without the prior written consent of the Company, to its directors, investment committee members and officers and employees on a need to know basis, provided that such individuals are bound by similar non-disclosure restrictions as the Shareholders' restrictions set forth herein, with respect to such information.

10. Dividend Policy
It is hereby agreed between the Parties hereto that, subject to applicable laws, the Company shall distribute dividends in respect of any financial year in an amount equal to at least fifty (50%) percent of its distributable net profits in respect of such financial year, subject to reasonable and proper reserves being maintained for working capital requirements or other liabilities of the Company as the Board considers reasonably appropriate.

11. Filing of Registration Statement
Immediately following the date of this Agreement, the Company shall prepare and cause to be filed with the U.S. Securities and Exchange Commission (the "SEC") as soon as reasonably practicable a registration statement on Form S-1 (the "Registration Statement") for the purpose of registering for public resale, to the maximum extent permissible under Rule 415 promulgated by the SEC ("Rule 415") under Securities Act (as defined below) in which all or the majority of the BRDT Shares owned of record by all the shareholders of the Company immediately prior to the date of this Agreement, including the BRDT Shares underlying the Warrants (as defined in the Merger Agreement) (collectively the "Original Shareholders"), shall be registered in accordance with the Securities Act (as defined below), pursuant to a registration statement S-1 to be filed within ninety (90) days following the date of this Agreement or as soon thereafter as reasonably practicable, to permit their public resale of the BRDT Shares to the maximum extent permissible under Rule 415.

12. Registration Rights
12.1. The following provisions govern the registration of the Company's securities.
12.1.1. Definitions. As used herein, the following terms have the following meanings:
“Commission” or “SEC” means the U.S. Securities and Exchange Commission and any successor agency of the federal government administering the Securities Act and the Exchange Act.
“Common Stock” means the shares of Common Stock, par value US$0.0001 per share, of the Company.
"Effective Date" means the date that the SEC declares the Registration Statement effective under the Securities Act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all at the same shall be in effect from time to time.
“Holder” means any Original Shareholder as defined in Section 11 above.
"OTCQB" means the trading market maintained by OTC Markets, on which trading market the BRDT's shares of Common Stock are subject to quotation.
"Person" means an individual, a company, a joint venture, a corporation, a limited liability company, a partnership, a limited liability partnership, a trust, an unincor-porated organization or other entity of any kind or character or a governmental or regulatory authority.
“Public Offering” means a public offering and resale of shares of Common Stock pursuant to an effective Registration Statement under the Securities Act.
“Register”, “registered” and “registration” refer to a registration affected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.
“Registrable Common Stock” means all the shares of Common Stock held by the Original Shareholders.
"Registration Statement" means a “Form "S-1" under the Securities Act (as defined below), as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Securities Act” means the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time and their equivalent in any other jurisdiction.
12.2. Demand Registration. No earlier than six (6) months after the Effective Date of the Registration Statement, and subject to section 12.10 below, provided that the Company’s shares of Common Stock are then publicly traded and subject to quotation on the OTCQB or similar trading market or listed on a national exchange, all or a majority (but not less than a majority) of the Shareholders may request in writing that all or part of the Registrable Common Stock issued to them in the Merger Agreement shall be registered under the Securities Act by the filing with the SEC of a Registration Statement on Form S-1 so as to permit public resale of the subject Registrable Common Stock (the "Novomic Shareholders Registration Statement"), subject to the provisions and limitations of Rule 415. The Shareholders owning a majority but not less than a majority of the BRDT Shares may make up to two (2) such requests for demand registration. Within twenty (20) days after receipt of any such request, the Company shall give written notice of such demand registration request to the other Shareholders and the Original Shareholders (sometimes collectively referred to as the "BRDT Holders") and said BRDT Holders shall have an additional twenty-five (25) days to request that their Registrable Common Stock be included in such Novomic Shareholder Registration Statement. Notwithstanding the foregoing, the Shareholders understand that the number of shares of Registrable Common Stock is or may be subject to the limitations of Rule 415 of the Securities Act. Thereupon, the Company shall use commercially reasonable efforts to cause the Novomic Shareholders Registration Statement to be filed with the SEC, the Parties understanding that the process of preparing a Registration Statement with current business disclosure and financial statements may take up to sixty (60) days to prepare and file with the SEC. The Parties further understand that the SEC may take approximately thirty (30) days to review and comment on the Registration Statement and that it may take approximately four (4) months or less for said Registration Statement to be declared effective by the SEC under the Securities Act; provided, however, that the Company shall not be required to effect any registration under this Section 12.2 (i) within a period of one hundred and eighty (180) days following the Effective Date of any previous Registration Statement; (ii) if the Shareholders entitled to inclusion in such Registration Statement, propose to sell Registrable Common Stock and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less or equal to one million United States (US$1,000,000) dollars, (iii) if, at the time of the request from the Shareholders the Company gives notice within thirty (30) days of such request that it is engaged in preparation of a registration statement for a firmly underwritten registered Public Offering (for which the registration statement will be filed within ninety (90) days) in which the Shareholders may include their BRDT Shares Registrable Common Stock pursuant to Section 12.3 below (subject to underwriting limitations set forth below in this Section 12.2), (iv) if the Company furnishes to the Shareholders a certificate signed by the Chairman of the Board certifying that it is not in the Company's best interests to file such registration statement, the Company may defer the filing for up to ninety (90) days, and such right may be utilized only once during any twelve (12) month period, (v) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act, or (vi) if the Holder proposes to dispose of Registrable Common Stock that may be immediately registered on Form S-1.
Notwithstanding any other provision of this Section 12.2, if the managing underwriter advises the Shareholders in writing that marketing factors require a limitation of the number of BRDT Shares to be underwritten, then there shall be excluded from such registration statement and underwriting to the extent necessary to satisfy such limitation, first, BRDT Shares held by holders other than the Shareholders, as defined herein, second, shares of Common Stock which the Company may wish to register for its own account, and thereafter, to the extent necessary and only in the event that all other selling shareholders are excluded from registration, stocks held by the Shareholders; provided, however, that in any event all Registrable Common Stock must be included in such registration prior to any other BRDT Shares.
12.3. Piggyback Registration Rights
12.3.1. General. Each time, subject to section 12.10 below, the Company proposes to register any shares of Common Stock under the Securities Act on a form which would permit registration of Registrable Common Stock for resale to the public, for its own account and/or for the account of any other Person for sale in a Public Offering, the Company will give notice to the BRDT Holders of its intention to do so. The BRDT Holders may, by written response delivered to the Company within twenty (20) days after the date of delivery of such notice, request that all or a specified part of the Registrable Common Stock be included in such registration statement. The Company thereupon will use commercially reasonable efforts to cause to be included in such registration statement under the Securities Act, all Registrable Common Stock that the Company has been so requested to register by the BRDT Holders, to the extent required, subject to Rule 415, in order to permit the public resale and disposition of the Registrable Common Stock to be so registered; provided that (i) if, at any time after giving written notice of its intention to register any securities, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to the BRDT Holders and the Novomic Founders and, thereupon, shall be relieved of its obligation to register any Registrable Common Stock in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, the BRDT Holders must sell the Registrable Common Stock to the underwriter(s) selected by the Company, on the same terms and conditions as apply to the Company (with such differences as may be customary or appropriate in combined primary and secondary offerings, and, in any event, without providing for indemnification or contribution obligations in excess of what is required by Section 12.3.6 below). No registration of Registrable Common Stock effected under this Section 12.3 shall relieve the Company of any of its obligations to effect registrations of Registrable Common Stock pursuant to Section 12.2 hereof. It is hereby clarified that the piggyback right of the BRDT Holders under this Section 12.3 may be exercised in an unlimited number of times.
12.3.2. Excluded Transactions. The Company shall not be obligated to effect any registration of Registrable Common Stock under this Section 12.3 or give any notice to Shareholders of the Company’s intent to register Registrable Common Stock, in each case incidental to the registration of any of its securities in connection with:
12.3.2.1. Any Public Offering relating to employee benefit plans or dividend reinvestment plans or any similar plans;
12.3.2.2. Any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses except to the extent such Public Offering is for the sale of securities for cash; or
12.3.2.3. A registration on any registration form that does not permit secondary sales or does not include substantially the same information statement covering the sale of the Registrable Common Stock.
12.3.3. Additional Procedures. The BRDT Holders participating in any Public Offering pursuant to this Section 12.3 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company and/or any underwriter to effect the sale of their Registrable Common Stock in such Public Offering, including being a party to the underwriting agreement entered into by the Company and any other BRDT Holders in connection therewith (including customary selling stockholder representations, warranties, indemnifications and “lock-up” agreements) for the benefit of the underwriters contained therein.
Notwithstanding any other provision of this Section 12.3, if the managing underwriter advises the BRDT Holders in such Public Offering in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first, stocks held by holders of BRDT Shares other than the BRDT Holders , second, shares which the Company may wish to register for its own account, third- shares held by the Novomic Founders, and thereafter, to the extent necessary and only in the event that all other selling shareholders are excluded from registration, stocks held by the BRDT Holders ; provided, however, that in any event all Registrable Common Stock must be included in such registration prior to any other capital stock of the Company.
12.3.4. Form S-1 Registration. Subject to section 12.10 below, in case the Company receives from the BRDT Holders a written request that the Company effect a registration on Form S-1, if available, and any related qualification or compliance, with respect to Registrable Common Stock, the Company shall within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other BRDT Holders, including Original Shareholders, among others, and shall use commercially reasonable efforts to include in such registration all Registrable Common Stock held by all such Persons who wish to participate in such registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice. Thereupon, the Company shall use commercially reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the BRDT holders' Registrable Common Stock as are specified in such request, together with all or such portion of the Registrable Common Stocks of any other BRDT holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 12.3.4, (i) if Form S-1 is not available for such offering by such BRDT holders ; (ii) if the BRDT Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Common Stock and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than one million United States (US$1,000,000) dollars; (iii) if the Company shall furnish to the BRDT Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its shareholders for such Form S-1 registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-1 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder under this Section 12.3.4. It is hereby clarified that the right of the BRDT Holders under this Section 12.3.4 may be exercised in an unlimited number of times.
Notwithstanding any other provision of this Section 12.3.4, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first- shares held by shareholders other than the Holder, second- shares which the Company may wish to register for its own account, and thereafter, to the extent necessary and only in the event that all other selling shareholders are excluded from registration, shares held by the BRDT Holders.
12.3.5. Designation of Underwriter. (A) In the event of any registration effected pursuant to Section 12.2 or 12.3.4, the Holder shall have the right to designate the managing underwriter(s) in any underwritten offering; (B) In the event of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.
12.3.6. Expenses. All expenses, including the reasonable fees and expenses of one counsel for the participating Holders, incurred in connection with any registration under Section 12.2, Section 12.3 or Section 12.3.4 shall be borne by the Company; provided, however, that each of the BRDT Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter.
12.4. Indemnities. In the event of any registered offering of Common Stock pursuant to this Section 12.4:
12.4.1. The Company will indemnify and hold harmless, to the fullest extent permitted by law, any BRDT Holders and any underwriter for such BRDT Holders, and each person, if any, who controls the BRDT Holders or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the BRDT Holders or any such underwriter or controlling Person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act or the Exchange Act, or any state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and the Company will reimburse the BRDT Holders, such underwriter and each such controlling Person of the BRDT Holders or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a BRDT Holders, such underwriter or such controlling Persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 12.4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling Person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder made in conformity with the provisions of this Agreement.
12.4.2. Each Holder participating in registration hereunder will indemnify and hold harmless the Company (including each of its directors and officers, employees, legal counsel and accountants), and each other seller of Registrable Common Stock under such registration statement (and each Person, if any, who controls such seller), any underwriter for the Company, and each Person, if any, who controls the Company or such underwriter (for the purposes of this Section 12.4.1, each of the above, the "Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder's consent) to which the Company or any such person, holder, controlling Person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act or the Exchange Act, or any state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company or the BRDT Holders in connection with such registration or qualification under such state securities or blue sky laws, and each such BRDT Holders will reimburse the Indemnitees, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in conformity with written information furnished by such BRDT Holders specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations, to the extent they exist; provided, further, that the indemnity agreement contained in this subsection 12.4.1shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the BRDT Holders affected thereby, as the case may be, which consent shall not be unreasonably withheld.
12.4.3. Promptly after receipt by an indemnified party pursuant to the provisions of Sections 12.4.1 or 12.4.1 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 12.4.1 or 12.4.1, promptly notify the indemnifying party of the commencement thereof. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to select one separate counsel to participate in the defense of such action on behalf of all such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 12.4.1 or 12.4.1 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. The indemnified party shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party will consent, without the prior written consent of the indemnified party, to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.
12.4.4. If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.
12.4.5. In the event that any BRDT Holder who is a party to this Agreement participates in a registration under this Section 10, then the provisions of this Section 12.3.6 shall apply to it, mutatis mutandis.
12.4.6. Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreements entered into among the selling BRDT Holders, the Company and the underwriters in connection with the underwritten Public Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling as to the Registrable Common Stock or any other securities requested to be registered by any selling BRDT Holders in the Public Offering.
12.5. Obligations of the Company. Whenever required under this Section 10 to effect the registration of any Registrable Common Stock, the Company shall, as expeditiously as possible:
12.5.1. prepare and file with the SEC a registration statement with respect to such Registrable Common Stock and use its best efforts to cause such registration statement to become effective, and, upon the request of the BRDT Holders registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the registration statement has been completed.
12.5.2. prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Common Stock covered by such registration statement for the period set forth in Section 12.5.1.
12.5.3. furnish to the BRDT Holders participating in such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Common Stock owned by them.
12.5.4. in the event of any underwritten Public Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each BRDT Holderparticipating in such underwriting shall also enter into and perform its obligations under such an agreement.
12.5.5. notify each holder of Registrable Common Stock covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or Exchange Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
12.5.6. cause all Registrable Common Stock registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
12.5.7. provide a transfer agent and registrar for all Registrable Common Stock registered pursuant hereunder and a CUSIP number for all such Registrable Common Stock, in each case not later than the Effective Date of such registration.
12.5.8. furnish, at the request of any BRDT Holder requesting registration of Registrable Common Stock pursuant to this Section 12, on the date that such Registrable Common Stock are delivered to the underwriters for sale in connection with a registration pursuant to this Section 10, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten Public Offering, addressed to the underwriters, if any, and to the BRDT Holders requesting registration of Registrable Common Stock and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten Public Offering, addressed to the underwriters, if any, and to the BRDT Holders requesting registration of Registrable Common Stock.
12.6. Assignment of Registration Rights. Without derogating from the provisions regarding transfer of BRDT Shares set forth in the Certificate of Incorporation, as amended from time to time, any of the BRDT Holders may assign its rights to cause the Company to register Registrable Common Stock pursuant to this Section 12 to a transferee of all or substantially all of its Registrable Common Stock. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Agreement.
12.7. Lock-Up. In any registration of the BRDT Shares all BRDT Holders agree that any sales of Registrable Common Stock may be subject to a “lock-up” restricting such sales, and all BRDT Holders will agree to abide by such customary “lock-up” period of up to eighteen (18) months from the date of the Prospectus approval and the Effective Date declared by the SEC and in connection with other registrations, as shall be recommended by the underwriter in such registration, provided that such obligation shall only apply where the officers, directors and shareholders holding at least 1% of the share capital of the Company are subject to a similar lock-up restriction. Any discretionary releases from the "lock-up" be allocated to BRDT Holders of Registrable Common Stock on pro-rata basis.
12.8. Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the Exchange Act, or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available and available to the BRDT Holders pursuant to Rule 144, such information as is necessary to enable the BRDT Holders to make sales of Registrable Common Stock pursuant to that Rule. The Company shall comply with the current public information requirements of Rule 144, including, without limitation, file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144, and shall furnish thereafter to any BRDT Holder, upon request, (i) a written statement executed by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be necessary to qualify under Rule 144; and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.
12.9. Future Registration Rights. Any future registration rights granted by the Company shall be subject to the approval of a majority of the BRDT Holders, unless such future registration rights are subordinate to the BRDT Holders' rights hereunder.
12.10. Termination of Registration Rights. The right of the BRDT Holders to request registration or inclusion in any registration pursuant to this Section 12 shall terminate and be of no further force and effect five (5) years following the Effective Date of the initial Registration Statement.
12.11. Information by BRDT Holder (s). Each BRDT Holder included in any registration shall furnish to the Company such information regarding such BRDT Holder, the Registrable Common Stock held by him/her/it and the distribution proposed by such BRDT Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 12.

13. MISCELLANEOUS.
13.1. Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected.
13.2. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court. Without derogating from the above, the Parties hereto approve and acknowledge that Company is a publicly traded Delaware corporation, having shares of Common Stock subject to quotation on the OTCQB e, and therefore subject to the laws of the United States, and the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, as such may be applicable, from time to time.
13.3. Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each Party to this Agreement, with the exception of assignments and transfers (a) from a BRDT Holder, the Novomic Founders or a shareholders of the Company to a Permitted Transferees (as such term is defined under the Amended and Restated Certificate of Incorporation); and (b) from the Company, to a successor in interest.
13.4. Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede any prior understanding or agreement with respect to its subject matter. Any term of this Agreement may be amended only with the written consent of the Company and a seventy-five (75%) percent majority of the Novomic Shareholders. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought and to such extent set forth therein.
13.5. Aggregation of Shares. All securities of the Company held or acquired by any Person shall be aggregated together with securities of the Company held by such respective Person's Permitted Transferees or Affiliate for the purpose of determining the availability of any rights under these Articles.
13.6. Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, electronically (including by email) or by messenger, addressed to such Party’s address as set forth above or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision.
If to the Company: BreedIT Corp
26 Ha'Arbaa St.
Tel Aviv, Israel Fax:
e-mail:
Attn:

With a copy to: Dan Lahat & Co. Law Offices,
6 Wissotsky St.,
Tel Aviv, Israel 62338
Fax: +972-3-5452037
e-mail: dan.lahat@dllaw.co.il
Attn: Dan Lahat, Adv.
If to Novomic:
Novomic Ltd.
23 Ha'melacha St.,
Rosh-Haayin, Israel
Email:
With a copy, which shall not constitute a notice:
Shlomi Arbel, Adv.
23 Ha'melacha St.,
Rosh-Haayin, Israel
Tel:  054-2010570
Fax: 08-9107170
Email: shlomi@arbellaw.com

or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. Any notice sent in accordance with this Section 13.4 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, (iii) if sent via fax, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt), and (iv) if sent by electronic mail, upon transmission and notice by telephone of such transmission or (if transmitted and received on a non-business day) on the first business day following transmission and notice by telephone.
13.7. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.
13.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
13.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.
13.10. Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

-Signature pages to follow-

[Signature page for the Shareholders' Agreement dated February 08, 2016]

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

BreedIT Corp. Novomic Ltd.

[Signature page for Shareholders' Agreement dated February 08, 2016]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

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